Exhibit 99.1

Iconix Reports Financial Results For The Third Quarter 2019

NEW YORK, November 12, 2019 /Globe Newswire/ -

•	Total revenue of $35.5 million compared with $46.2 million from the prior year quarter.
•	GAAP Operating Income- reports $8.1 million loss as compared to $12.1 million of income in the prior year quarter.
•	Adjusted EBITDA increases 30% from the prior year quarter, while Adjusted EBITDA margin improves to 59% from 35% in the prior year quarter.
•	Signed 155 license deals year to date, representing $126 million of aggregate guaranteed minimum royalties over the life of these contracts.

Iconix Brand Group, Inc. (Nasdaq: ICON) ("Iconix" or the "Company") today reported financial results for the third quarter ended September 30, 2019.

Bob Galvin, CEO commented, “Results for the third quarter of 2019 were consistent with managements’ expectations, as we continue to stabilize the business and our operational cost structure.  Our focus on the business and costs continue to help improve our Adjusted EBITDA margin. We continue to develop our pipeline of future business, as we have signed 155 deals year to date for aggregate guaranteed minimum royalties of approximately $126 million. Additionally, we have entered into an agreement regarding our shareholder class action litigation and an agreement in principle regarding the SEC investigation, potentially putting both of these lingering legacy matters behind us.”

Third Quarter 2019 Financial Results

GAAP Revenue by Segment

(000’s)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
Licensing revenue:
Women's	$10,317	$15,201	$26,855	$48,670
Men's	7,942	7,282	25,491	27,752
Home	3,430	7,060	11,205	20,533
International	13,782	16,681	42,255	48,029
	$35,471	$46,224	$105,806	$144,984

For the third quarter of 2019, total revenue was $35.5 million, a 23% decline, compared to $46.2 million in the third quarter of 2018. Such decline was expected, principally as a result of the transition of our Danskin and Mossimo direct to retail licenses in our Women’s segment, as previously announced. Our revenue for the third quarter of 2019 was also impacted by the effect of the Sears bankruptcy on our Joe Boxer and Bongo brands in Women’s and the Cannon brand in Home. While we recently signed new agreements with the new Sears and Kmart for the Cannon and Joe Boxer brands, the overall revenue for the Cannon and Joe Boxer brands was down year over year. Our Men’s segment revenue increased 9% in the third quarter of 2019, compared to the prior year quarter primarily from the Buffalo and Starter brands.  Our International segment declined 17% in the third quarter of 2019 primarily as a result of poor performance of Umbro in China and Umbro and Lee Cooper in Europe.

For the nine months ended September 30, 2019, total revenue was $105.8 million, a 27% decline, compared to $145 million in the nine months ended September 30, 2018.

SG&A Expenses:

Total SG&A expenses in the third quarter of 2019 were $26.3 million, a 13% decline compared to $30.2 million in the third quarter of 2018. Most of the decline for the quarter was a decrease in advertising and bad debt expense somewhat offset by the cost related to the potential SEC settlement and the impairment of the contract assets. Total SG&A expenses in the nine months

Exhibit 99.1

ended September 30, 2019 were $60.8 million, a 34% decline compared to $92.4 million in the nine months ended September 30, 2018.

Operating Income and Adjusted EBITDA (1):

Adjusted EBITDA is a non-GAAP metric, and a reconciliation table is included below.

Operating loss for the third quarter of 2019 was $8.1 million, as compared to operating income of $12.1 million in the third quarter of 2018.  Third quarter results include a $17 million impairment charge related to our investment in Marcy Media. Adjusted EBITDA in the third quarter of 2019 was $20.9 million which represents an operating loss of $8.1 million excluding net charges of $29.0 million.  Adjusted EBITDA in the third quarter of 2018 was $16.1 million which represents operating income of $12.1 million excluding net charges of $4.0 million.  The change period over period in Adjusted EBITDA is primarily as a result of the cost reduction initiative, somewhat offset by the change in revenue as outlined above. Refer to footnote 1 below for a full detailed reconciliation of operating income to Adjusted EBITDA.

Operating income for the nine months ended September 30, 2019 was $28.9 million, as compared to an operating loss of $66.9 million in the nine months ended September 30, 2018.  Adjusted EBITDA for the nine months ended September 30, 2019 was $59.7 which represents operating income of $28.9 million excluding net charges of $30.8 million.  Adjusted EBITDA for the nine months ended September 30, 2018 was $63.2 million which represents an operating loss of $66.9 million excluding net charges of $130.1 million. The change period over period in Adjusted EBITDA is primarily as a result of the change in revenue as outlined above, mostly offset by the cost reduction initiative.  Refer to footnote 1 below for a full detailed reconciliation of operating income to Adjusted EBITDA.

Note: All items in the following tables are attributable to the Iconix Brand Group, Inc. and exclude the results related to non-controlling interest. Certain numbers may not add due to rounding.

Adjusted EBITDA by Segment (1)	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
(000's)	2019	2018	% Change	2019	2018	% Change

Women's	$10,105	$7,662	32%	$26,354	$37,683	-30%
Men's	3,303	1,236	167%	10,848	7,920	37%
Home	2,999	3,574	-16%	9,789	15,921	-39%
International	9,021	9,013	0%	26,321	21,719	21%
Corporate	(4,530)	(5,405)	16%	(13,638)	(20,068)	32%
Adjusted EBITDA	$20,898	$16,080	30%	$59,674	$63,175	-6%

Adjusted EBITDA Margin (2)	59%	35%		56%	44%

Adjusted EBITDA margin in the third quarter of 2019 was 59% as compared to adjusted EBITDA margin in the third quarter of 2018 of 35%.  The change period over period in adjusted EBITDA margin is primarily as a result of the Company’s decrease in expenses which outpaced the decrease in revenues.

Adjusted EBITDA margin in the nine months ended September 30, 2019 was 56% as compared to adjusted EBITDA margin in the nine months ended September 30, 2018 of 44%.  The change period over period in adjusted EBITDA margin is primarily as a result of the Company’s decrease in expenses which outpaced the decrease in revenues.

Interest Expense and Other (Income) Loss, net:

Interest expense in the third quarter of 2019 was $14.4 million as compared to $14.9 million in the third quarter of 2018.  In the third quarter of 2019, Other income (loss) was a $12.0 million loss as compared to a $25.8 million gain in the third quarter of

Exhibit 99.1

2018.  This gain or loss results from the Company's accounting for the 5.75% Convertible Notes, which requires recording the fair value of this debt at the end of each period with any change from the prior period accounted for as other income or loss in the respective period's income statement.

Interest expense in the nine months ended September 30, 2019 was $43.4 million as compared to $44.3 million in the nine months ended September 30, 2018. For Other (Income) Loss, net for the nine months ended September 30, 2019, the Company recognized a $6.8 million gain as compared to a $84.0 million gain in the prior year period.

Provision for Income Taxes:

The effective income tax rate for the third quarter of 2019 is approximately 2%, which resulted in a $0.6 million income tax benefit, as compared to an effective income tax rate of 4.5% in the third quarter of 2018, which resulted in a $1.0 million income tax provision.  The decrease in the effective tax rate is due to expenses recorded in the third quarter of 2019 for which no tax benefit was able to be recognized and to a trademark impairment recorded in the third quarter of 2018, for which the Company recognized a tax benefit.

The effective income tax rate for the nine months ended September 30, 2019 is approximately -15%, which resulted in a $1.3 million income tax provision, as compared to an effective income tax rate of 0.6% in the nine months ended September 30, 2018, which resulted in a $0.1 million income tax benefit.  The increase in tax expense is due to expenses recorded in the nine months ended September 30, 2019 for which no tax benefit was able to be recognized and to trademark impairment recorded in the prior year nine months, for which the Company recognized a tax benefit.

GAAP Net Income and GAAP Diluted EPS:

GAAP net income attributable to Iconix for the third quarter of 2019 reflects a loss of $35.7 million, compared to income of $20.2 million for the third quarter of 2018. GAAP diluted EPS for the third quarter of 2019 reflects a loss of $3.07, compared to income of $0.26 for the third quarter of 2018.

GAAP net income attributable to Iconix for the nine months ended September 30, 2019 reflects a loss of $16.5 million, compared to a loss of $31.4 million for the nine months ended September 30, 2018.  GAAP diluted EPS for the nine months ended September 30, 2019 reflects a loss of $1.62 compared to a loss of $7.35 for the nine months ended September 30, 2018.

Exhibit 99.1

Adjusted EBITDA (1):

Adjusted EBITDA for the third quarter of 2019 was $20.9 million, compared to $16.1 million for the third quarter of 2018.  Adjusted EBITDA for the nine months ended September 30, 2019 was $59.7 million, compared to $63.2 million for the nine months ended September 30, 2018.

Adjusted EBITDA: (1)
(000's)

	For the Three Months Ended September 30,
	2019	2018	% Change

GAAP Operating Income (Loss)	$(8,115)	$12,106

Add:
stock-based compensation expense	362	(1,626)
depreciation and amortization	421	503
contract asset impairment charges	3,634	405
other impairment charges	17,000	4,386
special charges	9,084	1,799
non-controlling interest	(1,482)	(1,487)
non-controlling interest related to D&A	(6)	(7)
	29,013	3,973

Adjusted EBITDA	$20,898	$16,080	30%
Adjusted EBITDA Margin (2)	59%	35%

Exhibit 99.1

Adjusted EBITDA: (1)
(000's)

	For the Nine Months Ended September 30,
	2019	2018	% Change

GAAP Operating Income (Loss)	$28,857	$(66,944)

Add:
stock-based compensation expense	760	(109)
depreciation and amortization	1,395	1,788
costs associated with debt financings	-	8,344
loss on termination of licenses	-	5,650
contract asset impairment charges	3,634	405
other impairment charges	17,000	115,534
special charges	15,063	7,181
non-controlling interest	(7,018)	(8,635)
non-controlling interest related to D&A	(18)	(40)
	30,816	130,118

Adjusted EBITDA	$59,674	$63,175	-6%
Adjusted EBITDA Margin (2)	56%	44%

Exhibit 99.1

Balance Sheet and Liquidity:

(000's)	September 30, 2019	December 31, 2018
Cash Summary:
Unrestricted Domestic, Canada and China (Wholly Owned)	$19,602	$45,936
Unrestricted Luxembourg (Wholly Owned)	13,281	12,213
Unrestricted in consolidated JV's	11,158	8,460
Restricted Cash	15,134	16,026

Total Cash	$59,175	$82,635

Debt Summary:
Senior Secured Notes due January 2043*	$345,861	$365,481
5.75% Convertible Notes due August 2023	94,430	109,715
Variable Funding Note due January 2043	100,000	100,000
Senior Secured Term Loan due August 2022	182,671	189,421

Total Debt (Face Value)	$722,962	$764,617

*- The Company’s Senior Secured Notes include a test that measures the amount of principal and interest required to be paid on the debt to the approximate cash flow available to pay such principal and interest; the test is referred to as the debt service coverage ratio (“DSCR”).  As a result of a decline in royalty collections during the twelve months ended March 31, 2019, the DSCR fell below 1.10x as of March 31, 2019. Beginning April 1, 2019, the Senior Secured Notes are in a Rapid Amortization Event pursuant to the Securitization Notes Indenture.  In rapid amortization, the residual will immediately be used to pay down the principal.  Iconix will continue to receive its management fee from the Securitization Notes and the Company does not believe the loss of our residual, if any, will have a significant impact on our operations.

The Company currently projects compliance with its financial covenants under its senior secured term loan and the interest only DSCR under the Securitization indenture for 2019.

Conference Call

The Company will host a conference call today at 5:00 PM ET. The call can be accessed on the Company's website at www.iconixbrand.com or by telephone at 844-286-1555 or 270-823-1180 (conference ID: 6388576). A written transcript will be posted online as soon as available.

About Iconix Brand Group, Inc.

Iconix Brand Group, Inc. owns, licenses and markets a portfolio of consumer brands including: CANDIE'S ®, BONGO ®, JOE BOXER ®, RAMPAGE ®, MUDD ®, MOSSIMO ®, LONDON FOG ®, OCEAN PACIFIC ®, DANSKIN ®, ROCAWEAR ®, CANNON ®, ROYAL VELVET ®, FIELDCREST ®, CHARISMA ®, STARTER ®, WAVERLY ®, ZOO YORK ®, UMBRO ®, LEE COOPER ®, ECKO UNLTD. ®, MARC ECKO ®, ARTFUL DODGER ®, and HYDRAULIC®. In addition, Iconix owns interests in the MATERIAL GIRL ®, ED HARDY ®, TRUTH OR DARE ®, MODERN AMUSEMENT ®, BUFFALO ® and PONY ® brands. The Company licenses its brands to a network of retailers and manufacturers. Through its in-house business development, merchandising, advertising and public relations departments, Iconix manages its brands to drive greater consumer awareness and brand loyalty.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements include projections regarding the Company's beliefs and expectations about

Exhibit 99.1

future performance and, in some cases, may be identified by words like "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future," "will," "seek" and similar terms or phrases. These statements are based on the Company's beliefs and assumptions, which in turn are based on information available as of the date of this press release. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement and could harm the Company's business, prospects, results of operations, liquidity and financial condition and cause its stock price to decline significantly. Many of these factors are beyond the Company's ability to control or predict. Important factors that could cause the Company's actual results to differ materially from those indicated in the forward-looking statements include, among others: the ability of the Company's licensees to maintain their license agreements or to produce and market products bearing the Company's brand names, the Company's ability to retain and negotiate favorable licenses, the Company's ability to meet its outstanding debt obligations and the events and risks referenced in the sections titled "Risk Factors" in the Company's Annual Report on Form 10‑K for the year ended December 31, 2018 and subsequent Quarterly Reports on Form 10‑Q and in other documents filed or furnished with the Securities and Exchange Commission. Our forward-looking statements do not reflect the potential impact of any acquisitions, mergers, dispositions, business development transactions, joint ventures or investments we may enter into or make in the future. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements are made only as of the date hereof and the Company undertakes no obligation to update or revise publicly any forward-looking statements, except as required by law.

Media contact:
John T. McClain
Executive Vice President and Chief Financial Officer
Iconix Brand Group, Inc.
jmcclain@iconixbrand.com
212-730-0030

Exhibit 99.1

Unaudited Consolidated Statement of Operations

(000’s, except earnings per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
Licensing revenue	$35,471	$46,224	$105,806	$144,984
Selling, general and administrative expenses	26,318	30,197	60,846	92,437
Loss on termination of licenses	—	—	—	5,650
Depreciation and amortization	421	502	1,393	1,788
Equity earnings on joint ventures	(153)	(967)	(2,290)	(2,212)
Gain on sale of trademarks	—	—	—	(1,268)
Goodwill impairment	—	—	—	37,812
Trademark impairment	—	4,386	—	77,721
Investment impairment	17,000	—	17,000	—
Operating income (loss)	(8,115)	12,106	28,857	(66,944)
Other expenses (income):
Interest expense	14,430	14,944	43,399	44,320
Interest income	(96)	(89)	(259)	(304)
Other (income) loss, net	11,971	(25,787)	(6,821)	(84,001)
Gain on extinguishment of debt	—	—	—	(4,473)
Foreign currency translation (gain) loss	391	301	760	453
Other expenses (income) – net	26,696	(10,631)	37,079	(44,005)
Income (loss) before income taxes	(34,811)	22,737	(8,222)	(22,939)
(Benefit) provision for income taxes	(585)	1,026	1,253	(128)
Net income (loss)	(34,226)	21,711	(9,475)	(22,811)
Less: Net income attributable to non-controlling interest	1,482	1,487	7,017	8,635
Net income (loss) attributable to Iconix Brand Group, Inc.	$(35,708)	$20,224	$(16,492)	$(31,446)

Earnings (loss) per share:
Basic	$(3.07)	$2.81	$(1.62)	$(4.87)
Diluted	$(3.07)	$0.26	$(1.62)	$(7.35)
Weighted average number of common shares outstanding:
Basic	11,631	7,184	10,169	6,458
Diluted	11,631	17,591	10,169	12,310

Exhibit 99.1

Footnotes

(1) Adjusted EBITDA is a non-GAAP financial measure which represents operating income excluding stock-based compensation (benefit) expense, depreciation and amortization, impairment charges, costs associated with recent financings, special charges related to potential settlement and professional fees incurred as a result of cooperation with the Staff of the SEC, the SEC and related SDNY investigations, internal investigations, the previously disclosed class action and derivative litigations, costs related to the transition of Iconix management, but including gains on sales of trademarks and non-controlling interest. The Company believes Adjusted EBITDA is a useful financial measure in evaluating its financial condition because it is more reflective of the Company's business purpose, operations and cash expenses.  Uses of cash flows that are not reflected in Adjusted EBITDA include interest payments and debt principal repayments, which can be significant.  As a result, Adjusted EBITDA should not be considered as a measure of our liquidity.  Other companies that provide Adjusted EBITDA information may calculate EBITDA and Adjusted EBITDA differently than we do. The definition of Adjusted EBITDA may not be the same as the definitions used in any of our debt agreements.

Adjusted EBITDA Reconciliation For the Three Months Ended September 30, (1):
	GAAP Operating Income		Impairment Charges		Special Charges		Costs associated with debt financings		Loss on Termination of Licenses		Depreciation & Amortization		Stock Compensation		Contract Asset Impairment		Non-controlling Interest, net		Adjusted EBITDA
($, 000s)	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018
Women's	9,988	3,234	-	4,386	-	-	-	-	-	-	-	-	-	28	117	14	-	-	10,105	7,662
Men's	5,277	1,855	-	-	-	-	-	-	-	-	13	13	-	-	(144)	86	(1,843)	(718)	3,303	1,236
Home	2,990	3,555	-	-	-	-	-	-	-	-	-	-	1	7	8	12	-	-	2,999	3,574
International	6,243	9,188	-	-	-	-	-	-	-	-	69	107	3	83	3,653	293	(947)	(658)	9,021	9,013
Corporate	(32,613)	(5,726)	17,000	-	9,084	1,799	-	-	-	-	339	383	358	(1,744)	-	-	1,302	(117)	(4,530)	(5,405)
Total Income	(8,115)	12,106	17,000	4,386	9,084	1,799	-	-	-	-	421	503	362	(1,626)	3,634	405	(1,488)	(1,493)	20,898	16,080

Adjusted EBITDA Reconciliation For the Nine Months Ended September 30, (1):
	GAAP Operating Income		Impairment Charges		Special Charges		Costs associated with debt financings		Loss on Termination of Licenses		Depreciation & Amortization		Stock Compensation		Contract Asset Impairment		Non-controlling Interest, net		Adjusted EBITDA
($, 000s)	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018
Women's	26,237	(77,832)	-	115,534	-	-	-	-	-	-	-	-	-	84	117	14	-	(117)	26,354	37,683
Men's	17,775	8,393	-	-	-	-	-	-	-	5,650	38	78	-	-	(144)	86	(6,821)	(6,287)	10,848	7,920
Home	9,777	15,887	-	-	-	-	-	-	-	-	-	-	4	22	8	12	-	-	9,789	15,921
International	25,432	23,757	-	-	-	-	-	-	-	-	230	354	10	230	3,653	293	(3,004)	(2,915)	26,321	21,719
Corporate	(50,364)	(37,149)	17,000	-	15,063	7,181	-	8,344	-	-	1,127	1,356	746	(445)	-	-	2,790	645	(13,638)	(20,068)
Total Income	28,857	(66,944)	17,000	115,534	15,063	7,181	-	8,344	-	5,650	1,395	1,788	760	(109)	3,634	405	(7,035)	(8,674)	59,674	63,175

(2) Adjusted EBITDA margin is a non-GAAP financial measure which represents Adjusted EBITDA as a percentage of revenue.  The Company believes Adjusted EBITDA margin is a useful financial measure in evaluating its financial condition because it is more reflective of the Company's business purpose, operations and cash expenses.  Uses of cash flows that are not reflected in Adjusted EBITDA margin include interest payments and debt principal repayments, which can be significant.  As a result, Adjusted EBITDA margin should not be considered as a measure of our liquidity.  Other companies that provide Adjusted EBITDA margin information may calculate EBITDA margin and Adjusted EBITDA margin differently than we do. The definition of Adjusted EBITDA margin may not be the same as the definitions used in any of our debt agreements.